Exhibit 15.1

September 23, 2015

To the Board of Directors and Shareholders of

SunCoke Energy Partners LP

We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-203562) of SunCoke Energy Partners, L.P. and in the related Prospectus of our report dated August 12, 2015 relating to the unaudited consolidated interim financial statements of Raven Energy LLC and affiliate incorporated by reference in this Form 8-K/A.

/s/ Ernst & Young LLP

Charleston, WV